Registration Statement No. 333-173924
Filed Pursuant to Rule 424(b)(2)

Pricing Supplement dated January 28, 2013 to the Prospectus dated June 22, 2011, the Prospectus Supplement dated June 22, 2011 and the Product Supplement dated June 23, 2011
Senior Medium-Term Notes, Series B
Contingent Risk Absolute Return Notes due January 30, 2015
Each Linked to a Single Exchange Traded Fund

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This pricing supplement relates to three separate offerings of Contingent Risk Absolute Return Notes. Each issue of the notes is linked to one, and only one, Underlying Asset named below. You may participate in any of the three offerings or, at your election, two or more of the offerings. This pricing supplement does not, however, allow you to purchase a single note linked to a basket of two or more of the Underlying Assets described below.

•	An investor in the notes may lose all or a portion of their principal amount at maturity.

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The notes are designed for investors who seek a 1-to-1 return based on the appreciation in the share price of the applicable Underlying Asset. In addition, if a Barrier Event (as defined below) does not occur, and if the Final Level of the applicable Underlying Asset is less than its Initial Level, you will receive a positive return on your notes equal to the percentage by which that price declines.

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If a Barrier Event occurs, and the Final Level is less than the Initial Level, investors will lose 1% of their principal amount for each 1% decrease in the price of the applicable Underlying Asset from the pricing date to the valuation date.

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A “Barrier Event” will occur if the closing price of the applicable Underlying Asset on any trading day from the pricing date to the valuation date is less than the applicable Barrier Level (as defined below), which is expressed as a percentage of the price of the applicable Underlying Asset on the pricing date.

•	The notes will not bear interest.

•	Any payment at maturity is subject to the credit risk of Bank of Montreal.

•	Investing in the notes is not the equivalent of investing in the shares of the applicable Underlying Asset.

•	The notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.

•	The notes priced on January 28, 2013, and are expected to be issued on January 31, 2013.

•	Our subsidiary, BMO Capital Markets Corp. (“BMOCM”), is the agent for this offering. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.

Specific Terms for Each of the Notes:

Underlying Asset	Principal Amount	Initial Level	Barrier Level / (% of Initial Level)	CUSIP	Price to Public(1)	Agent’s Commission(1)	Proceeds to Bank of Montreal
iShares® MSCI EAFE Index Fund (EFA)	US$1,459,000	$58.74	$41.12 (70.00%)	06366RLC7	100% US$1,459,000	0% US$0	100% US$1,459,000

iShares® MSCI Emerging Markets Index Fund (EEM)	US$894,000	$43.85	$32.89 (75.00%)	06366RLD5	100% US$894,000	0% US$0	100% US$894,000

iShares® Russell 2000 Index Fund (IWM)	US$50,000	$89.98	$64.34 (71.50%)	06366RLE3	100% US$50,000	0% US$0	100% US$50,000

(1)  The price to the public specified above includes the profit that we would recognize earned by hedging our exposure under the notes.

Investing in the notes involves risks, including those described in “Selected Risk Considerations” beginning on page P-4 of this pricing supplement, “Additional Risk Factors Relating to the Notes” beginning on page PS-5 of the product supplement, and “Risk Factors” beginning on page S-3 of the prospectus supplement and on page 7 of the prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the accuracy of this pricing supplement, the product supplement, the prospectus supplement or the prospectus.  Any representation to the contrary is a criminal offense.
The notes will be our unsecured obligations and will not be savings accounts or deposits that are insured by the United States Federal Deposit Insurance Corporation, the Bank Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency or instrumentality or other entity.
We expect to deliver the notes through the facilities of The Depository Trust Company on or about January 31, 2013.

BMO CAPITAL MARKETS

Key Terms of the Notes:

Payment at Maturity:
If the Percentage Change is positive, then the amount that the investors will receive at maturity for each $1,000 in principal amount of the notes will equal:

Principal Amount + (Principal Amount × Percentage Change)

If the Percentage Change is less than or equal to zero, and a Barrier Event has not occurred, then the amount that the investors will receive at maturity for each $1,000 in principal amount of the notes will equal:

Principal Amount + (-1 × Principal Amount × Percentage Change)

In this case, subject to our credit risk, investors will receive a positive return on the notes, even though the price of the applicable Underlying Asset has declined since the pricing date.

If the Percentage Change is less than or equal to zero, and a Barrier Event has occurred, then the amount that the investors will receive at maturity for each $1,000 in principal amount of the notes will equal:

Principal Amount + (Principal Amount × Percentage Change) In this case, investors will lose all or a portion of the principal amount of the notes.

Initial Level:
The closing price of one share of the applicable Underlying Asset on the pricing date as set forth on the cover page of this pricing supplement.  Each Initial Level is subject to adjustment if certain events occur relating to the applicable Underlying Asset.

Final Level:	The closing price of one share of the applicable Underlying Asset on the valuation date.

Percentage Change:	Final Level – Initial Level, expressed as a percentage Initial Level

Barrier Event:	A Barrier Event will be deemed to occur if the closing price of the applicable Underlying Asset on any trading day during the Monitoring Period is less than the applicable Barrier Level.

Pricing Date:	January 28, 2013.

Settlement Date:	January 31, 2013.

Valuation Date:	January 27, 2015, subject to adjustments.

Maturity Date:	January 30, 2015, subject to adjustments, resulting in a term to maturity of approximately twenty-four months.

Monitoring Period:	Each trading day from the Pricing Date to, and including, the Valuation Date, excluding any trading day on which a market disruption event has occurred or is continuing.

Monitoring Method:	Close of trading day

Calculation Agent:	BMOCM

Selling Agent:	BMOCM

We may use this pricing supplement in the initial sale of the notes. In addition, BMOCM or another of our affiliates may use this pricing supplement in market-making transactions in any notes after their initial sale. Unless our agent or we inform you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

Additional Terms of the Notes

This pricing supplement relates to three separate note offerings. Each issue of offered notes is linked to one, and only one, Underlying Asset. The purchaser of a note will acquire a security linked to a single Underlying Asset (and not to a basket that includes any other Underlying Asset). You may participate in one or more of the note offerings.

You should read this pricing supplement together with the product supplement dated June 23, 2011, the prospectus supplement dated June 22, 2011 and the prospectus dated June 22, 2011.  This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours or the agent. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors Relating to the Notes” in the product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement dated June 23, 2011:
http://www.sec.gov/Archives/edgar/data/927971/000121465911002118/f622112424b5.htm

•	Prospectus supplement dated June 22, 2011:
http://www.sec.gov/Archives/edgar/data/927971/000095012311060741/o71090b5e424b5.htm

•	Prospectus dated June 22, 2011:
http://www.sec.gov/Archives/edgar/data/927971/000095012311060730/o71090b2e424b2.htm

Our Central Index Key, or CIK, on the SEC website is 927971.  As used in this pricing supplement, the “Company,” “we,” “us” or “our” refers to Bank of Montreal.

Selected Risk Considerations

An investment in any of the notes involves significant risks. Investing in any of the notes is not equivalent to investing directly in any of the Underlying Assets.  These risks are explained in more detail in the “Additional Risk Factors Relating to the Notes” section of the product supplement dated June 23, 2011.

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Your investment in the notes may result in a loss. — You may lose some or all of your investment in the notes. The payment at maturity will be based on the applicable Final Level, and whether a Barrier Event occurs.  If the closing price of the applicable Underlying Asset is less than the applicable Barrier Level during the Monitoring Period, a Barrier Event will have occurred, and the protection provided by that Barrier Level will terminate. Under these circumstances, you could lose some or all of the principal amount of your notes.

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The protection provided by a Barrier Level may terminate on any day during the Monitoring Period. — If the closing price of the applicable Underlying Asset on any trading day during the Monitoring Period is less than the applicable Barrier Level, you will be fully exposed at maturity to any decrease in the price of the applicable Underlying Asset.  Under these circumstances, if the Percentage Change on the Valuation Date is less than zero, you will lose 1% (or a fraction thereof) of the principal amount of your investment for every 1% (or a fraction thereof) that the Percentage Change is less than the applicable Initial Level.  You will be subject to this potential loss of principal even if, after the Barrier Event, the level of the applicable Underlying Asset increases above the applicable Barrier Level.

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Your investment is subject to the credit risk of Bank of Montreal. — Our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our ability to pay the amount due at maturity, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.

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Potential conflicts. — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. We or one or more of our affiliates may also engage in trading of shares of the Underlying Assets or securities included in the Underlying Indices (as defined below) on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for our customers. Any of these activities could adversely affect the prices of the Underlying Assets and, therefore, the market value of the notes. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the Underlying Assets. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the notes.

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The inclusion of hedging profits in the original offering price of the notes, as well as our hedging costs, is likely to adversely affect the price at which you can sell your notes. — Assuming no change in market conditions or any other relevant factors, the price, if any, at which BMOCM or any other party may be willing to purchase the notes in secondary market transactions may be lower than the initial public offering price. The initial public offering price will include, and any price quoted to you is likely to exclude, the hedging profits that we expect to earn with respect to hedging our exposure under the notes. In addition, any such price is also likely to reflect a discount to account for costs associated with establishing or unwinding any related hedge transaction, such as dealer discounts, mark-ups and other transaction costs.

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Owning the notes is not the same as owning the applicable Underlying Asset or a security directly linked to the applicable Underlying Asset. — The return on your notes will not reflect the return you would realize if you actually owned the applicable Underlying Asset or a security directly linked to the performance of the applicable Underlying Asset and held that investment for a similar period.  Your notes may trade quite differently from the applicable Underlying Asset.  Changes in the price of the applicable Underlying Asset may not result in comparable changes in the market value of your notes.  Even if the price of the applicable Underlying Asset increases during the term of the notes, the market value of the notes prior to maturity may not increase to the same extent.  It is also possible for the market value of the notes to decrease while the price of the applicable Underlying Asset increases. In addition, any dividends or other distributions paid on the applicable Underlying Asset will not be reflected in the amount payable on the notes.

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You will not have any ownership rights in the applicable Underlying Asset or any securities held by the applicable Underlying Asset and will have no right to receive any of those shares or other distributions on those securities. — Investing in your notes will not make you a holder of any shares of the applicable Underlying Asset, or any securities held by the applicable Underlying Asset. Neither you nor any other holder or owner of the notes will have any voting rights, any right to receive dividends or other distributions, or any other rights with respect to the applicable Underlying Asset or those securities held by the applicable Underlying Asset.

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Changes that affect the applicable index underlying an Underlying Asset will affect the market value of the notes and the amount you will receive at maturity. — The policies of the sponsors (each, the applicable “Index Sponsor”) of the MSCI Emerging Markets Index, the MSCI EAFE Index and the Russell 2000 Index (each, an “Underlying Index” of the applicable Underlying Asset), concerning the calculation of the applicable Underlying Index, additions, deletions or substitutions of the components of the applicable Underlying Index and the manner in which changes affecting those components, such as stock dividends, reorganizations or mergers, may be reflected in the applicable Underlying Index, and therefore, could affect the share price of the applicable Underlying Asset, the amount payable on the notes at maturity, and the market value of the notes prior to maturity.  The amount payable on the notes and their market value could also be affected if the applicable Index Sponsor changes these policies, for example, by changing the manner in which it calculates the applicable Underlying Index, or if the applicable Index Sponsor discontinues or suspends the calculation or publication of the applicable Underlying Index.

None of the Index Sponsors is an affiliate of ours or will be involved in any offerings of the notes in any way. Consequently, we have no control over the actions of any Index Sponsor, including any actions of the type that would require the calculation agent to adjust the payment to you at maturity. The Index Sponsors have no obligation of any sort with respect to any of the notes. Thus, the Index Sponsors have no obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of applicable the notes. None of our proceeds from any issuance of the applicable notes will be delivered the applicable Index Sponsor.

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An investment in the notes linked to either the iShares® MSCI EAFE Index Fund or the iShares® MSCI Emerging Markets Index Fund is subject to risks associated with foreign securities markets. —The Underlying Indices of these funds track the value of certain foreign equity securities.  You should be aware that investments in securities linked to the value of foreign equity securities involve particular risks.  The foreign securities markets comprising either of these Underlying Indices may have less liquidity and may be more volatile than U.S. or other securities markets and market developments may affect foreign markets differently from U.S. or other securities markets.  Direct or indirect government intervention to stabilize these foreign securities markets, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in these markets.  Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

Prices of securities in foreign countries are subject to political, economic, financial and social factors that apply in those geographical regions.  These factors, which could negatively affect those securities markets, include the possibility of recent or future changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health developments in the region.  Moreover, foreign economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

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An investment in the notes linked to the iShares® MSCI EAFE Index Fund and the iShares® MSCI Emerging Markets Index Fund is subject to foreign currency exchange rate risk. — The share prices of these funds will fluctuate based upon their respective net asset value, which will in turn depend in part upon changes in the value of the currencies in which the stocks held by these funds are traded.  Accordingly, investors in the applicable notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the stocks held by these funds are traded.  An investor’s net exposure will depend on the extent to which these currencies strengthen or weaken against the U.S. dollar.  If the dollar strengthens against these currencies, the net asset value of these funds will be adversely affected and the price of the applicable Underlying Asset may decrease.

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An investment in the notes linked to the iShares® Russell 2000 Index Fund is subject to risks associated in investing in stocks with a small market capitalization — : The Russell 2000 Index consists of stocks issued by companies with relatively small market capitalizations. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies. As a result, the share price of the iShares® Russell 2000 Index Fund may be more volatile than that of a market measure that does not track solely small-capitalization stocks.  Stock prices of small-capitalization companies are also generally more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded, and be less attractive to many investors if they do not pay dividends.  In addition, small capitalization companies are typically less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of those individuals.  Small capitalization companies tend to have lower revenues, less diverse product lines, smaller shares of their target markets, fewer financial resources and fewer competitive strengths than large-capitalization companies.  These companies may also be more susceptible to adverse developments related to their products or services.

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Adjustments to the applicable Underlying Asset could adversely affect the notes. — BlackRock, Inc. (collectively with its affiliates, “BlackRock”), in its role as the sponsor and advisor of the Underlying Assets, is responsible for calculating and maintaining each of the Underlying Assets. BlackRock can add, delete or substitute the stocks comprising the applicable Underlying Asset or make other methodological changes that could change the share price of the applicable Underlying Asset at any time.  If one or more of these events occurs, the calculation of the amount payable at maturity may be adjusted to reflect such event or events. Consequently, any of these actions could adversely affect the amount payable at maturity and/or the market value of the applicable notes.

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We and our affiliates do not have any affiliation with the investment advisor of the Underlying Assets and are not responsible for its public disclosure of information. —We and our affiliates are not affiliated with BlackRock in any way and have no ability to control or predict its actions, including any errors in or discontinuance of disclosure regarding its methods or policies relating to any of the Underlying Assets. BlackRock is not involved in any offering of any of the notes in any way and has no obligation to consider your interests as an owner of the applicable notes in taking any actions relating to the applicable Underlying Asset that might affect the value of those notes.  Neither we nor any of our affiliates has independently verified the adequacy or accuracy of the information about BlackRock or any of the Underlying Assets contained in any public disclosure of information.  You, as an investor in the applicable notes, should make your own investigation into the applicable Underlying Asset.

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The correlation between the performance of the applicable Underlying Asset and the performance of the applicable Underlying Index may be imperfect. — The performance of the applicable Underlying Asset is linked principally to the performance of the applicable Underlying Index. However, because of the potential discrepancies identified in more detail in the product supplement, the return on the applicable Underlying Asset may correlate imperfectly with the return on the applicable Underlying Index.

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The applicable Underlying Asset is subject to management risks. — The applicable Underlying Asset is subject to management risk, which is the risk that its investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. For example, BlackRock may invest a portion of the applicable Underlying Asset’s assets in securities not included in the relevant industry or sector but which the investment advisor believes will help the applicable Underlying Asset track the relevant industry or sector.

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Lack of liquidity. — The notes will not be listed on any securities exchange.  BMOCM may offer to purchase the notes in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which BMOCM is willing to buy the notes.

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Hedging and trading activities. — We or any of our affiliates may have carried out or may carry out hedging activities related to the notes, including purchasing or selling the securities included in the applicable Underlying Asset, or futures or options relating to the applicable Underlying Asset, or other derivative instruments with returns linked or related to changes in the performance of the applicable Underlying Asset. We or our affiliates may also engage in trading of shares of the applicable Underlying Asset or securities included in the applicable Underlying Index from time to time. Any of these hedging or trading activities on or prior to the pricing date and during the term of the notes could adversely affect our payment to you at maturity.

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Many economic and market factors will influence the value of the notes. — In addition to the price of the applicable Underlying Asset and interest rates on any trading day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, and which are described in more detail in the product supplement.

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You must rely on your own evaluation of the merits of an investment linked to the applicable Underlying Asset.  —   In the ordinary course of their businesses, our affiliates from time to time may express views on expected movements in the price of the applicable Underlying Asset or the securities held by the applicable Underlying Asset.  One or more of our affiliates have published, and in the future may publish, research reports that express views on the applicable Underlying Asset or the applicable notes.  However, these views are subject to change from time to time.  Moreover, other professionals who deal in the markets relating to the applicable Underlying Asset at any time may have significantly different views from those of our affiliates.  You are encouraged to derive information concerning the applicable Underlying Asset from multiple sources, and you should not rely on the views expressed by our affiliates.

Neither the offering of the notes nor any views which our affiliates from time to time may express in the ordinary course of their businesses constitutes a recommendation as to the merits of an investment in the notes.

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Significant aspects of the tax treatment of the notes are uncertain.  — The tax treatment of each of the notes is uncertain.  We do not plan to request a ruling from the Internal Revenue Service or from any Canadian authorities regarding the tax treatment of each of the notes, and the Internal Revenue Service or a court may not agree with the tax treatment described in this pricing supplement.

The Internal Revenue Service has issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, a holder should be required to accrue interest over the term of an instrument such as the notes even though that holder will not receive any payments with respect to the notes until maturity and whether all or part of the gain a holder may recognize upon sale or maturity of an instrument such as the notes could be treated as ordinary income.  The outcome of this process is uncertain and could apply on a retroactive basis.

Please read carefully the section entitled “U.S. Federal Tax Information” in this pricing supplement, the section entitled “Supplemental Tax Considerations—Supplemental U.S. Federal Income Tax Considerations” in the accompanying product supplement, the section “United States Federal Income Taxation” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement.  You should consult your tax advisor about your own tax situation.

Hypothetical Return on the Notes at Maturity

The following table and examples illustrate the hypothetical return at maturity on a $1,000 investment in a hypothetical issuance of a note.  The “return,” as used in this section is the number, expressed as a percentage, which results from comparing the payment at maturity per $1,000 in principal amount of the notes to $1,000.  The hypothetical total returns set forth below are based on a hypothetical Initial Level of 100.00, and a hypothetical Barrier Level of 77.50.  The hypothetical returns set forth below are for illustrative purposes only and may not be the actual returns applicable to investors in any of the notes.  The numbers appearing in the following table and in the examples below have been rounded for ease of analysis.

		If a Barrier Event has Not Occurred		If a Barrier Event has Occurred
Hypothetical Final Level	Percentage Change	Return on the Notes	Payment at Maturity	Return on the Notes	Payment at Maturity
10.00	-90.00%	N/A	N/A	-90.00%	$100.00
20.00	-80.00%	N/A	N/A	-80.00%	$200.00
30.00	-70.00%	N/A	N/A	-70.00%	$300.00
40.00	-60.00%	N/A	N/A	-60.00%	$400.00
50.00	-50.00%	N/A	N/A	-50.00%	$500.00
60.00	-40.00%	N/A	N/A	-40.00%	$600.00
70.00	-30.00%	N/A	N/A	-30.00%	$700.00
75.00	-25.00%	N/A	N/A	-25.00%	$750.00
77.50	-22.50%	22.50%	$1,225.00	-22.50%	$775.00
80.00	-20.00%	20.00%	$1,200.00	-20.00%	$800.00
90.00	-10.00%	10.00%	$1,100.00	-10.00%	$900.00
100.00	0.00%	0.00%	$1,000.00	0.00%	$1,000.00
110.00	10.00%	10.00%	$1,100.00	10.00%	$1,100.00
120.00	20.00%	20.00%	$1,200.00	20.00%	$1,200.00
130.00	30.00%	30.00%	$1,300.00	30.00%	$1,300.00
140.00	40.00%	40.00%	$1,400.00	40.00%	$1,400.00
150.00	50.00%	50.00%	$1,500.00	50.00%	$1,500.00

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the returns set forth in the table above are calculated.

Example 1: The price of the Underlying Asset decreases from the hypothetical Initial Level of 100.00 to a hypothetical Final Level of 55.00, representing a Percentage Change of -45%.  Because the Percentage Change is negative and the hypothetical Final Level of 55.00 is less than the hypothetical Barrier Level, the investor receives a payment at maturity of $550 per $1,000 in principal amount of the notes, calculated as follows:

Principal Amount + (Principal Amount x Percentage Change) = Payment at Maturity

$1,000 + ($1,000 x -45%) = $550

Example 2: The price of the Underlying Asset decreases from the hypothetical Initial Level of 100.00 to a hypothetical Final Level of 90.00, representing a Percentage Change of -10%, and a Barrier Event has occurred during the Monitoring Period.  Because the hypothetical Final Level of 90.00 is less than the hypothetical Initial Level and a Barrier Event has occurred, the investor receives a payment at maturity of $900 per $1,000 in principal amount of the notes, calculated as follows:

Principal Amount + [Principal Amount x Percentage Change] = Payment at Maturity

$1,000 + [$1,000 × -10%] = $900

Example 3: The price of the Underlying Asset decreases from the hypothetical Initial Level of 100.00 to a hypothetical Final Level of 90.00, representing a Percentage Change of -10%, but a Barrier Event has not occurred during the Monitoring Period.  Because the hypothetical Final Level of 90.00 is less than the hypothetical Initial Level and a Barrier Event has not occurred, the investor receives a payment at maturity of $1,100 per $1,000 in principal amount of the notes, calculated as follows:

Principal Amount + [-1 x Principal Amount x Percentage Change] = Payment at Maturity

$1,000 + [-1 x $1,000 x -10%] = $1,100

In this case, you will receive a positive return on the notes, even though the price of the Underlying Asset has declined.

Example 4: The price of the Underlying Asset increases from the hypothetical Initial Level of 100.00 to a hypothetical Final Level of 130.00, representing a Percentage Change of 30%.  Because the hypothetical Final Level of 130.00 is greater than the hypothetical Initial Level, the investor receives a payment at maturity of $1,300 per $1,000 in principal amount of the notes, calculated as follows:

Principal Amount + [Principal Amount x Percentage Change] = Payment at Maturity

$1,000 + [$1,000 x 30%] = $1,300

U.S. Federal Tax Information

By purchasing the notes, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat each note as a pre-paid cash-settled derivative contract for U.S. federal income tax purposes.  However, the U.S. federal income tax consequences of your investment in the notes are uncertain and the Internal Revenue Service could assert that the notes should be taxed in a manner that is different from that described in the preceding sentence.  Please see the discussion (including the opinion of our counsel Morrison & Foerster LLP) in the product supplement under “Supplemental Tax Considerations—Supplemental U.S. Federal Income Tax Considerations,” which applies to the notes.

A “dividend equivalent” payment is treated as a dividend from sources within the U.S. and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-United States holder (as defined in the product supplement).  Under recently proposed U.S. Treasury Department regulations, certain payments that are contingent upon or determined by reference to U.S. source dividends, including payments reflecting adjustments for extraordinary dividends, with respect to equity-linked instruments, including the notes, may be treated as dividend equivalents.  If enacted in their current form, the regulations will impose a withholding tax on payments made on the notes on or after January 1, 2014 that are treated as dividend equivalents.  In that case, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.  Further, non-United States holders may be required to provide certifications prior to, or upon the sale, redemption or maturity of the notes in order to minimize or avoid U.S. withholding taxes.

The Treasury Department has issued final regulations affecting the legislation enacted on March 18, 2010 and discussed in the product supplement under “Supplemental Tax Considerations—Supplemental U.S. Federal Income Tax Considerations—Legislation Affecting Taxation of Notes Held By or Through Foreign Entities.”  Pursuant to the final regulations, withholding requirements with respect to the notes will generally begin no earlier than January 1, 2014. Additionally, the withholding tax will not be imposed on payments pursuant to obligations outstanding on January 1, 2014.  Holders are urged to consult their own tax advisors regarding the implications of this legislation and subsequent guidance on their investment in the notes.

Supplemental Plan of Distribution (Conflicts of Interest)

BMOCM will purchase the notes from us at the purchase price set forth on the cover page of this pricing supplement, and will not receive a commission in connection with such sales. BMOCM has informed us that, as part of its distribution of the notes, it will reoffer the notes to other dealers who will sell them.  Each such dealer, or further engaged by a dealer to whom BMOCM reoffers the notes, is expected to purchase the notes at a price equal to 100% of the principal amount.

We own, directly or indirectly, all of the outstanding equity securities of BMOCM, the agent for this offering. In accordance with FINRA Rule 5121, BMOCM may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

You should not construe the offering of any of the notes as a recommendation of the merits of acquiring an investment linked to the applicable Underlying Asset (or any other Underlying Asset) or as to the suitability of an investment in any of the notes.

BMOCM may, but is not obligated to, make a market in the notes. BMOCM will determine any secondary market prices that it is prepared to offer in its sole discretion.

We may use this pricing supplement in the initial sale of notes. In addition, BMOCM or another of our affiliates may use this pricing supplement in market-making transactions in any notes after their initial sale. Unless BMOCM or we inform you otherwise in the confirmation of sale, this pricing supplement is being used by BMOCM in a market-making transaction.

The Underlying Assets

We have derived the following information regarding each of the applicable Underlying Assets from publicly available documents published by BlackRock. We have not independently verified the accuracy or completeness of the following information. We are not affiliated with any of the Underlying Assets and the Underlying Assets will have no obligation with respect to the applicable notes. This pricing supplement relates only to the applicable notes and does not relate to the shares of any of the Underlying Asset or any assets included in any of the Underlying Indices. Neither we nor BMOCM participates in the preparation of the publicly available documents described below. Neither we nor BMOCM has made any due diligence inquiry with respect to any of the Underlying Assets in connection with the offering of any of the notes. There can be no assurance that all events occurring prior to the date of this pricing supplement, including events that would affect the accuracy or completeness of the publicly available documents described below, that would affect the trading prices of the shares of any of the Underlying Assets have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning any of the Underlying Assets could affect the value of the shares of the applicable Underlying Asset on the valuation date and therefore could affect the payment at maturity.

Information concerning each of the Underlying Assets filed with the SEC by iShares under the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC file numbers 033-97598 and 811-09102, respectively. Information provided to or filed with the SEC can be inspected and copied at the public reference facility maintained by the SEC or through the SEC’s website at www.sec.gov. None of this publicly available information is incorporated by reference into this pricing supplement.

The selection of the applicable Underlying Asset relating to any of the notes is not a recommendation to buy or sell the shares of the applicable Underlying Assets. Neither we nor any of our affiliates make any representation to you as to the performance of the shares of any of the Underlying Assets.

iShares consists of numerous separate investment portfolios (the “iShares Funds”), including the applicable Underlying Asset. Each of the Underlying Assets seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of their respective Underlying Indices. The Underlying Assets typically earn income from dividends from securities held by the Underlying Assets. These amounts, net of expenses and taxes (if applicable), are passed along to the Underlying Assets’ shareholders as “ordinary income.” In addition, the Underlying Assets realizes capital gains or losses whenever they sell securities. Net long-term capital gains are distributed to their respective shareholders as “capital gain distributions.” However, because the applicable notes are linked only to the share price of the applicable Underlying Asset, you will not be entitled to receive income, dividend, or capital gain distributions from the applicable Underlying Asset or any equivalent payments.

“iShares®” and “BlackRock®” are registered trademarks of BlackRock®. None of the notes are sponsored, endorsed, sold, or promoted by BlackRock®, or by any of the iShares® Funds. Neither BlackRock® nor the iShares® Funds make any representations or warranties to the owners of any of the notes or any member of the public regarding the advisability of investing in any of the notes. Neither BlackRock® nor the iShares® Funds shall have any obligation or liability in connection with the registration, operation, marketing, trading, or sale of any of the notes or in connection with our use of information about any of the Underlying Assets or any of the iShares® Funds.

The iShares® MSCI EAFE Index Fund and the iShares® MSCI Emerging Markets Index Fund

iShares® MSCI EAFE Index Fund

The iShares® MSCI EAFE Index Fund is intended to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of its Underlying Index, the MSCI EAFE Index. This Underlying Asset trades on NYSE Arca under the ticker symbol “EFA”.

The Underlying Index is intended to measure equity market performance in developed market countries, excluding the U.S. and Canada. The Underlying Index is a free float-adjusted market capitalization equity index with a base date of December 31, 1969 and an initial value of 100. The Underlying Index is calculated daily in U.S. dollars and published in real time every 60 seconds during market trading hours. The Underlying Index currently consists of companies from the following 22 developed countries: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Israel, Italy, Japan, The Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland, and the United Kingdom. As of January 28, 2013, the five largest country weights were the United Kingdom (21.89%), Japan (19.32%), Switzerland (9.18%), France (9.16%), and Australia (8.81%).and the five largest sector weights were Financials (25.04%), Industrials (12.45%), Consumer Staples (11.56%), Consumer Discretionary (10.71%), Health Care (9.86%).

The Underlying Index is part of the MSCI Regional Equity Indices series and is an MSCI Global Investable Market Index, which is a family within the MSCI International Equity Indices. MSCI Inc. (“MSCI”) is the Index Sponsor of the Underlying Index.

iShares® MSCI Emerging Markets Index Fund

The iShares® MSCI Emerging Markets Index Fund is intended to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of its Underlying Index, the MSCI Emerging Markets Index. This Underlying Asset trades on NYSE Arca under the ticker symbol “EEM”.

The Underlying Index is intended to measure equity market performance in the global emerging markets. The MSCI Emerging Markets Index is a free float-adjusted market capitalization index with a base date of December 31, 1987 and an initial value of 100. Underlying Index is calculated daily in U.S. dollars and published in real time every 60 seconds during market trading hours. The Underlying Index currently consists of the following 21 emerging market country indices: Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Indonesia,  Malaysia, Mexico, Morocco, Peru, Philippines, Poland, Russia, South Africa, South Korea, Taiwan, Thailand, and Turkey. As of January 28, 2013, the five largest country weights were China (18.25%), South Korea (14.14%), Brazil (12.76%), Taiwan (10.37%), and South Africa (7.15%), and the five largest sector weights were Financials (27.12%), Information Technology (13.12%), Energy (12.59%), Materials (11.35%), and Consumer Staples (8.89%).

The Underlying Index is part of the MSCI Regional Equity Indices series and is an MSCI Global Investable Market Index, which is a family within the MSCI International Equity Indices. MSCI Inc. (“MSCI”) is the Index Sponsor of the Underlying Index.

General - MSCI Indices

MSCI provides global equity indices intended to measure equity performance in international markets and the MSCI International Equity Indices are designed to serve as global equity performance benchmarks. In constructing these indices, MSCI applies its index construction and maintenance methodology across developed, emerging, and frontier markets.

MSCI enhanced the methodology used in its MSCI International Equity Indices. The MSCI Standard and MSCI Small Cap Indices, along with the other MSCI equity indices based on them, transitioned to the global investable market indices methodology described below. The transition was completed at the end of May 2008. The Enhanced MSCI Standard Indices are composed of the MSCI Large Cap and Mid Cap Indices. The MSCI Global Small Cap Index transitioned to the MSCI Small Cap Index resulting from the Global Investable Market Indices methodology and contains no overlap with constituents of the transitioned MSCI Standard Indices. Together, the relevant MSCI Large Cap, Mid Cap, and Small Cap Indices will make up the MSCI investable market index for each country, composite, sector, and style index that MSCI offers.

Constructing the MSCI Global Investable Market Indices.  MSCI undertakes an index construction process, which involves:

•	defining the equity universe;

•	determining the market investable equity universe for each market;

•	determining market capitalization size segments for each market;

•	applying index continuity rules for the MSCI Standard Index;

•	creating style segments within each size segment within each market; and

•	classifying securities under the Global Industry Classification Standard (the “GICS”).

Defining the Equity Universe.  The equity universe is defined by:

•
Identifying Eligible Equity Securities: the equity universe initially looks at securities listed in any of the countries in the MSCI Global Index Series, which will be classified as either Developed Markets (“DM”) or Emerging Markets (“EM”). All listed equity securities, or listed securities that exhibit characteristics of equity securities, except mutual funds, ETFs, equity derivatives, limited partnerships, and most investment trusts, are eligible for inclusion in the equity universe. Real Estate Investment Trusts (“REITs”) in some countries and certain income trusts in Canada are also eligible for inclusion.

•	Classifying Eligible Securities into the Appropriate Country: each company and its securities (i.e., share classes) are classified in only one country.

Determining the Market Investable Equity Universes.  A market investable equity universe for a market is derived by applying investability screens to individual companies and securities in the equity universe that are classified in that market. A market is equivalent to a single country, except in DM Europe, where all DM countries in Europe are aggregated into a single market for index construction purposes. Subsequently, individual DM Europe country indices within the MSCI Europe Index are derived from the constituents of the MSCI Europe Index under the global investable market indices methodology.

The investability screens used to determine the investable equity universe in each market are as follows:

•
Equity Universe Minimum Size Requirement: this investability screen is applied at the company level. In order to be included in a market investable equity universe, a company must have the required minimum full market capitalization.

•
Equity Universe Minimum Free Float-Adjusted Market Capitalization Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have a free float-adjusted market capitalization equal to or higher than 50% of the equity universe minimum size requirement.

•
DM and EM Minimum Liquidity Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have adequate liquidity. The twelve-month and three-month Annual Traded Value Ratio (“ATVR”), a measure that screens out extreme daily trading volumes and takes into account the free float-adjusted market capitalization size of securities, together with the three-month frequency of trading are used to measure liquidity. In the calculation of the ATVR, the trading volumes in depository receipts associated with that security, such as ADRs or GDRs, are also considered. A minimum liquidity level of 20% of three- and twelve-month ATVR and 90% of three-month frequency of trading over the last four consecutive quarters are required for inclusion of a security in a market investable equity universe of a DM, and a minimum liquidity level of 15% of three- and twelve-month ATVR and 80% of three-month frequency of trading over the last four consecutive quarters are required for inclusion of a security in a market investable equity universe of an EM.

•
Global Minimum Foreign Inclusion Factor Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security’s Foreign Inclusion Factor (“FIF”) must reach a certain threshold. The FIF of a security is defined as the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. This proportion accounts for the available free float of and/or the foreign ownership limits applicable to a specific security (or company). In general, a security must have an FIF equal to or larger than 0.15 to be eligible for inclusion in a market investable equity universe.

•
Minimum Length of Trading Requirement: this investability screen is applied at the individual security level. For an initial public offering (“IPO”) to be eligible for inclusion in a market investable equity universe, the new issue must have started trading at least four months before the implementation of the initial construction of the index or at least three months before the implementation of a semi−annual index review (as described below). This requirement is applicable to small new issues in all markets. Large IPOs are not subject to the minimum length of trading requirement and may be included in a market investable equity universe and the Standard Index outside of a Quarterly or Semi−Annual Index Review.

Defining Market Capitalization Size Segments for Each Market.  Once a market investable equity universe is defined, it is segmented into the following size−based indices:

•	Investable Market Index (Large + Mid + Small);

•	Standard Index (Large + Mid);

•	Large Cap Index;

•	Mid Cap Index; or

•	Small Cap Index.

Creating the size segment indices in each market involves the following steps:

•	defining the market coverage target range for each size segment;

•	determining the global minimum size range for each size segment;

•	determining the market size−segment cutoffs and associated segment number of companies;

•	assigning companies to the size segments; and

•	applying final size−segment investability requirements.

Index Continuity Rules for the Standard Indices.  In order to achieve index continuity, as well as to provide some basic level of diversification within a market index, and notwithstanding the effect of other index construction rules described in this section, a minimum number of five constituents will be maintained for a DM Standard Index and a minimum number of three constituents will be maintained for an EM Standard Index.

Creating Style Indices within Each Size Segment.  All securities in the investable equity universe are classified into value or growth segments using the MSCI Global Value and Growth methodology.

Classifying Securities under the Global Industry Classification Standard. All securities in the global investable equity universe are assigned to the industry that best describes their business activities. To this end, MSCI has designed, in conjunction with Standard & Poor’s, the GICS. Under the GICS, each company is assigned to one sub−industry according to its principal business activity. Therefore, a company can belong to only one industry grouping at each of the four levels of the GICS.

Index Maintenance

The MSCI global investable market indices are maintained with the objective of reflecting the evolution of the underlying equity markets and segments on a timely basis, while seeking to achieve index continuity, continuous investability of constituents and replicability of the indices, and index stability, and low index turnover. In particular, index maintenance involves:

(i)	Semi−Annual Index Reviews (“SAIRs”) in May and November of the Size Segment and Global Value and Growth Indices which include:

•	updating the indices on the basis of a fully refreshed equity universe;

•	taking buffer rules into consideration for migration of securities across size and style segments; and

•	updating FIFs and Number of Shares (“NOS”).

(ii)	Quarterly Index Reviews (“QIRs”) in February and August of the Size Segment Indices aimed at:

•	including significant new eligible securities (such as IPOs that were not eligible for earlier inclusion) in the index;

•	allowing for significant moves of companies within the Size Segment Indices, using wider buffers than in the SAIR; and

•	reflecting the impact of significant market events on FIFs and updating NOS.

(iii)
Ongoing Event−Related Changes: changes of this type are generally implemented in the indices as they occur. Significantly large IPOs are included in the indices after the close of the company’s tenth day of trading.

Neither we nor any of our affiliates, including BMOCM, accepts any responsibility for the calculation, maintenance, or publication of, or for any error, omission, or disruption in the MSCI EAFE Index or MSCI Emerging Markets Index, or any successor to either of the indices. MSCI does not guarantee the accuracy or the completeness of the MSCI EAFE Index or the MSCI Emerging Markets Index, or any data included in the indices. MSCI assumes no liability for any errors, omissions, or disruption in the calculation and dissemination of the MSCI EAFE Index or the MSCI Emerging Markets Index. MSCI disclaims all responsibility for any errors or omissions in the calculation and dissemination of the MSCI EAFE Index or the MSCI Emerging Markets Index, or the manner in which the indices are applied in determining the amount payable on the notes at maturity.

The iShares® Russell 2000 Index Fund

The iShares® Russell 2000 Index Fund is intended to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of its Underlying Index, the Russell 2000 Index. This Underlying Asset trades on NYSE Arca under the ticker symbol “IWM”.

The Underlying Index

We have derived all information contained in this pricing supplement regarding the Russell 2000® Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. The information reflects the policies of, and is subject to change by, Russell Investments, the Index Sponsor (“Russell”). Russell, which owns the copyright and all other rights to the Underlying Index, has no obligation to continue to publish, and may discontinue publication of, the Underlying Index. None of us, the calculation agent, or any selling agent accepts any responsibility for the calculation, maintenance, or publication of the Underlying Index or any successor index.

Russell began dissemination of the Underlying Index (Bloomberg L.P. index symbol “RTY”) on January 1, 1984 and calculates and publishes the Underlying Index.  The Underlying Index was set to 135 as of the close of business on December 31, 1986. The Index is designed to track the performance of the small capitalization segment of the U.S. equity market.  As a subset of the Russell 3000® Index, the Index consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index measures the performance of the largest 3,000 U.S. companies, representing approximately 98% of the investable U.S. equity market. The Underlying Index is determined, comprised, and calculated by Russell without regard to the notes.

Selection of Stocks Comprising the Underlying Index

All companies eligible for inclusion in the index must be classified as a U.S. company under Russell’s country-assignment methodology. If a company is incorporated, has a stated headquarters location, and trades in the same country (American Depositary Receipts and American Depositary Shares are not eligible), then the company is assigned to its country of incorporation. If any of the three factors are not the same, Russell defines three Home Country Indicators (“HCIs”): country of incorporation, country of headquarters, and country of the most liquid exchange (as defined by a two-year average daily dollar trading volume) (“ADDTV”). Using the HCIs, Russell compares the primary location of the company’s assets with the three HCIs. If the primary location of its assets matches any of the HCIs, then the company is assigned to the primary location of its assets. If there is insufficient information to determine the country in which the company’s assets are primarily located, Russell will use the primary country from which the company’s revenues are primarily derived for the comparison with the three HCIs in a similar manner. Russell uses the average of two years of assets or revenues data to reduce potential turnover. If conclusive country details cannot be derived from assets or revenues data, Russell will assign the company to the country of its headquarters, which is defined as the address of the company’s principal executive offices, unless that country is a Benefit Driven Incorporation “BDI” country, in which case the company will be assigned to the country of its most liquid stock exchange.  BDI countries include: Anguilla, Antigua and Barbuda, Bahamas, Barbados, Belize, Bermuda, Bonaire, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Curacao, Faroe Islands, Gibraltar, Isle of Man, Liberia, Marshall Islands, Panama, Saba, Sint Eustatius, Sint Maarten, and Turks and Caicos Islands. For any companies incorporated or headquartered in a U.S. territory, including countries such as Puerto Rico, Guam, and U.S. Virgin Islands, a U.S. HCI is assigned.

All securities eligible for inclusion in the index must trade on a major U.S. exchange. Bulletin board, pink-sheets, and over-the-counter (“OTC”) traded securities are not eligible for inclusion. Stocks must trade at or above $1.00 on their primary exchange on the last trading day in May to be eligible for inclusion during annual reconstitution. However, in order to reduce unnecessary turnover, if an existing member’s closing price is less than $1.00 on the last day of May, it will be considered eligible if the average of the daily closing prices (from its primary exchange) during the month of May is equal to or greater than $1.00. Initial public offerings must have a closing price at or above $1.00 on the last day of their eligibility period in order to qualify for index inclusion. If a stock, new or existing, does not have a closing price at or above $1.00 (on its primary exchange) on the last trading day in May, but does have a closing price at or above $1.00 on another major U.S. exchange, that stock will be eligible for inclusion. Companies with a total market capitalization of less than $30 million are not eligible for the index. Similarly, companies with only 5% or less of their shares available in the marketplace are not eligible for the index.

Royalty trusts, limited liability companies, closed-end investment companies (business development companies are eligible), blank check companies, special-purpose acquisition companies, and limited partnerships are ineligible for inclusion. Preferred and convertible preferred stock, redeemable shares, participating preferred stock, warrants, rights, and trust receipts are not eligible for inclusion in the index.

Annual reconstitution is a process by which the index is completely rebuilt. On the last trading day of May, all eligible securities are ranked by their total market capitalization. The largest 4,000 become the Russell 3000E Index, and the other Russell indexes are determined from that set of securities. Reconstitution of the index occurs on the last Friday in June or, when the last Friday in June is the 28th, 29th, or 30th, reconstitution occurs on the prior Friday. In addition, Russell adds initial public offerings to the index on a quarterly basis based on market capitalization guidelines established during the most recent reconstitution.

After membership is determined, a security’s shares are adjusted to include only those shares available to the public. This is often referred to as “free float.” The purpose of the adjustment is to exclude from market calculations the capitalization that is not available for purchase and is not part of the investable opportunity set.

Historical Information of the Underlying Assets

The following tables set forth the high and low closing prices for each Underlying Asset from the first quarter of 2010 through the pricing date.

The historical prices of the Underlying Assets are provided for informational purposes only. You should not take the historical prices of the applicable Underlying Asset as an indication of its future performance, which may be better or worse than the prices set forth below.

Closing Prices of the iShares® MSCI EAFE Index Fund

		High ($)	Low ($)

2010	First Quarter	57.96	50.45
	Second Quarter	58.03	46.29
	Third Quarter	55.42	47.09
	Fourth Quarter	59.46	54.25

2011	First Quarter	61.91	55.31
	Second Quarter	63.87	57.10
	Third Quarter	60.80	46.66
	Fourth Quarter	55.57	46.45

2012	First Quarter	55.80	49.15
	Second Quarter	55.51	46.55
	Third Quarter	55.15	47.62
	Fourth Quarter	56.88	51.96

2013	First Quarter (through the pricing date)	59.03	56.90

Closing Prices of the iShares® MSCI Emerging Markets Index Fund

		High ($)	Low ($)

2010	First Quarter	43.22	36.83
	Second Quarter	43.98	36.16
	Third Quarter	44.77	37.59
	Fourth Quarter	48.58	44.77

2011	First Quarter	48.69	44.63
	Second Quarter	50.21	45.50
	Third Quarter	48.46	34.95
	Fourth Quarter	42.80	34.36

2012	First Quarter	44.76	38.23
	Second Quarter	43.54	36.68
	Third Quarter	42.37	37.42
	Fourth Quarter	44.35	40.14

2013	First Quarter (through the pricing date)	45.20	43.85

Closing Prices of the iShares® Russell 2000 Index Fund

		High ($)	Low ($)

2010	First Quarter	69.25	58.68
	Second Quarter	74.14	61.08
	Third Quarter	67.67	59.04
	Fourth Quarter	79.22	66.94

2011	First Quarter	84.17	77.18
	Second Quarter	86.37	77.77
	Third Quarter	85.65	64.25
	Fourth Quarter	76.45	60.97

2012	First Quarter	84.41	74.56
	Second Quarter	83.79	73.64
	Third Quarter	86.40	76.68
	Fourth Quarter	84.69	76.88

2013	First Quarter (through the pricing date)	89.98	86.65

Validity of the Notes

In the opinion of Osler, Hoskin & Harcourt LLP, the issue and sale of the notes has been duly authorized by all necessary corporate action of the Bank in conformity with the Senior Indenture, and when this pricing supplement has been attached to, and duly notated on, the master note that represents the notes, the notes will have been validly executed and issued and, to the extent validity of the notes is a matter governed by the laws of the Province of Ontario, or the laws of Canada applicable therein, and will be valid obligations of the Bank, subject to the following limitations (i) the enforceability of the Senior Indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement or winding-up laws or other similar laws affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the Senior Indenture may be limited by equitable principles, including the principle that equitable remedies such as specific performance and injunction may only be granted in the discretion of a court of competent jurisdiction; (iii) pursuant to the Currency Act (Canada) a judgment by a Canadian court must be awarded in Canadian currency and that such judgment may be based on a rate of exchange in existence on a day other than the day of payment; and (iv) the enforceability of the Senior Indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the Senior Debt Indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act.  This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and the federal laws of Canada applicable thereto.  In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated October 22, 2012, which has been filed as Exhibit 5.1 to Bank of Montreal’s Form 6-K filed with the SEC on October 22, 2012.

In the opinion of Morrison & Foerster LLP, when the pricing supplement has been attached to, and duly notated on, the master note that represents the notes, and the notes have been issued and sold as contemplated by the prospectus supplement and the prospectus, the notes will be valid, binding and enforceable obligations of Bank of Montreal, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith).  This opinion is given as of the date hereof and is limited to the laws of the State of New York.  This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated October 22, 2012, which has been filed as Exhibit 5.2 to the Bank’s Form 6-K dated October 22, 2012.